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                                                                   Exhibit 99.6
March 17, 1999

Mr. Gary J. Skoien
Chief Executive Officer
Horizon Group Properties, Inc.
77 West Wacker Drive, Suite 4200
Chicago, IL 60601

Re:   Merger Proposal for Horizon Group Properties, LP ("Horizon")

Dear Mr. Skoien:

It is with regret that I inform you of PCH's decision to withdraw its proposal dated January 5th, 1999 to merge PCH with Horizon. Our decision is prompted by proposed changes in the tax laws which if enacted, as expected, would negate nearly all the economic advantages of executing our merged business plan.

As you recall, the driving factor in our merger proposal was the tax synergies that would be realized in combining PCH's earnings, which are predominantly "bad" REIT gain on sale income, with Horizons depreciable real estate within a newly-created preferred stock subsidiary that would operate under the public REIT platform. Subsequent to my offer letter, President Clinton proposed, and Congress is now expected to adopt, sweeping changes to the tax laws that would severely restrict the use of preferred stock subsidiaries for the purposes intended. The timing is indeed unfortunate, because I truly believed the transaction was a "win win" for both our companies.

Gary, I've truly enjoyed working with you on this transaction. You have a fine staff and an exciting business opportunity at Horizon.

Sincerely,

/s/ James W Roiter

President and Chief Executive Officer

cc:  Michael W. Reschke